Exhibit 99.1

           CENDANT CORPORATION COMPLETES ACQUISITION OF ORBITZ, INC.

NEW YORK, November 12, 2004--Cendant Corporation (NYSE: CD) announced today the successful completion of its previously announced acquisition of Orbitz, Inc. for a fully diluted equity value of approximately $1.25 billion or approximately $1 billion net of acquired cash. Cendant acquired Orbitz through cash tender offers for $27.50 per share and a subsequent merger of an indirect wholly-owned subsidiary with and into Orbitz.

As a result of the merger, any outstanding shares of common stock not validly tendered and accepted for payment in the tender offers were converted into the right to receive $27.50 per share in cash, without interest. Mellon Investor Services, the depositary for the tender offers, will mail to non-tendering stockholders materials to be used to exchange Orbitz stock certificates for such payment. Orbitz shares will be delisted from Nasdaq and cease trading at the close of business today.

"The acquisition of Orbitz is strategic on many fronts," noted Samuel L. Katz, chairman and CEO, Cendant Travel Distribution Services Division (Cendant TDS). "The utilization of Orbitz technology in concert with our other online assets, such as CheapTickets.com and Travelport, will benefit our leisure travelers and corporate clients through the employment of new technologies, enhanced content and ease of use. Cendant TDS supplier partners will have access to one of the largest and most diverse distribution portfolios provided by a single source, including access to nearly 30 million global unique monthly Web site visitors and 44,000 travel agency locations."

About Cendant Travel Distribution Services
------------------------------------------
Cendant's Travel Distribution Services Division is one of the world's largest and most geographically diverse collections of travel brands and distribution businesses. The division, employing nearly 5,000 people in more than 116 countries, includes: Galileo, a leading global distribution system (GDS), serving more than 44,000 travel agencies and over 60,000 hotels; hotel distribution and services businesses (TRUST, THOR, WizCom and Neat Group); leading online travel agencies (Orbitz.com, CheapTickets.com, Lodging.com, HotelClub.com and RatesToGo.com); Shepherd Systems, an airline market intelligence company; Travelwire, an international travel technology and software company; Travel 2/Travel 4, a leading international provider of long-haul air travel and travel product consolidator; and corporate travel solutions, Travelport and Orbitz for Business.

About Cendant Corporation
-------------------------
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4INFOCD (877-446-3623).

Statements about the expected effects on Cendant of the acquisition of Orbitz, statements about the expected timing, certainty and scope of the acquisition and all other statements in this release other than historical facts are forward-looking statements. Forward-looking statements include information about possible or assumed future financial results and usually contain words such as "believes," "intends," "expects," "anticipates," "estimates", or similar expressions. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results due to a variety of factors. We caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and we undertake no obligation to update or revise the statements, risks or reasons. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Cendant Media Relations Contacts:
--------------------------------
Cendant Travel Distribution Services Division
Kate Sullivan
(973) 496-4540

Cendant Corporation
Elliot Bloom
(212) 413-1832

Jacqueline Chen
Ogilvy Public Relations Worldwide
(212) 880-5335

Cendant Investor Relations Contacts:
-----------------------------------
Sam Levenson
(212) 413-1832

Henry A. Diamond
(212) 413-1920